UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2015

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

133 South WaterSound Parkway, WaterSound, Florida		32413
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	850-231-6400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed in the Company’s filings, on January 4, 2011 the Company received notice from the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission") of the initiation of an inquiry into the Company’s policies and practices concerning impairment of investment in real estate assets. On July 1, 2011, the Company disclosed that it had received notice from the Staff that the Staff had issued a related order of private investigation. On January 20, 2015, the Company received a written "Wells Notice" from the Staff indicating the Staff’s preliminary determination to recommend that the Commission file an action against the Company for violations of certain federal securities laws. The Staff has informed the Company that the Wells Notice relates to historical accounting and disclosure practices and real estate asset valuations principally as reflected in the Company’s financial results for 2010, 2009 and prior periods. All allegations relate to actions taken prior to the 2011 replacement of the Company’s Board of Directors, the Chief Executive Officer and the Chief Financial Officer. The Wells Notice allegations involve former employees and one current non-executive officer and the Wells Notice is not directed towards any of the Company’s current or recently retired directors or executive officers or any of its controlling shareholders.

A Wells Notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides the Company with an opportunity to respond to issues raised by the Staff and offer its perspective prior to any Commission decision to institute proceedings. If the Staff makes a recommendation to the Commission, the recommendations may involve a civil injunctive action, public administrative proceeding, and/or cease-and-desist proceeding, and may seek remedies that include an injunction and/or cease and desist order, disgorgement, pre-judgment interest, and civil money penalties. At this time the Company is unable to predict the outcome of the investigation, any potential enforcement actions or any other impact on the Company that may arise as a result of such investigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

January 26, 2015	By:	/s/ Marek Bakun

Name: Marek Bakun
Title: Chief Financial Officer